Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER EQUIPMENT AND SERVICES AGREEMENT

THIS MASTER EQUIPMENT AND SERVICES AGREEMENT (“Agreement”) is dated effective as of September 18, 2024 (“Effective Date”) by and between Perspective Therapeutics Inc. with offices at 2401 Elliott Avenue, Suite 320, Seattle, Washington 98121 (“Customer”), and Comecer SpA with offices at Via Maestri del Lavoro, 90, 48014 Castel Bolognese RA, Italy (“Seller” and together with Customer, each a “Party” and, collectively, the “Parties”).

WHEREAS, Seller and/or certain Affiliates of Seller are in the business of providing design, development, fabrication, and testing services (or some combination thereof) in connection with certain types of machinery or process concepts, and Customer may desire to engage Seller or an Affiliate of Seller to provide same from time to time;

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NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.
DEFINITIONS AND INTERPRETATION
1.1
Unless the context otherwise requires, capitalized terms not otherwise defined elsewhere in this Agreement, shall have the following meanings:

“Affiliate” means any corporation or entity that: (a) is controlled, either directly or indirectly, by a Party; (b) is under common control, either directly or indirectly, with a Party; or (c) controls a Party; where “control” (including its correlative meanings “controlled by” or “under common control”) means the ability to vote more than fifty percent (50%) of the outstanding voting securities in or otherwise direct the management of a corporation or entity. For Seller, “Affiliates” means the companies listed in Appendix A-1 and, for Customer, “Affiliates” means, but is not limited to, the companies listed in Appendix A-2.

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“Applicable Taxes” has the meaning given to it in Section 5.5.

“Background IP” has the meaning given to it in Section 16.2.

“Business Day” means any day except any Saturday, any Sunday, any day in which is a holiday in the United States or Italy, or any day on which banking institutions in the United States and Italy are authorized or required by law or other governmental action to close.

“Changes” has the meaning given to it in Section 11.2.

“Code of Conduct” has the meaning given to it in Article 33 (Model 231/Code of Conduct).

“Confidential Information” has the meaning given to it in Section 15.2.

“Covid-19 Event” has the meaning given to it in Section 3.2.

“Customer-Directed Supplier” means a Third-Party supplier that the Customer has specifically designated to provide equipment, materials, parts, or components, services and/or software for incorporation into or otherwise in relation to the Deliverables.

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“Data Protection Laws” has the meaning given to it in Section 32.1.

“Deliverables” means any Product, Spare Parts, components (including any replaced or repaired parts), Documentation and/or other items expressly identified in the SOW to be provided by Seller to Customer.

“Delivery” has the meaning given to it in Section 7.3.

“Discloser” has the meaning given to it in Section 15.2.

“Dispute” has the meaning given to it in Section 19.1.

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“Documentation” means the specific documentation identified in the SOW that Seller will provide to Customer as part of the Deliverables, and expressly excludes any Seller intellectual property rights.

“Excusable Delay” means each event as addressed in Sections 8.1, 8.2 and 8.3 under Article 8 (Excusable Delays).

“FAT” has the meaning given to it in Section 4.2.

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“Feedback” has the meaning given to it in Section 16.1.

“GDPR” has the meaning given to it in Section 32.1.

“Grace Period” has the meaning given to it in Section 8.5.

“Income Taxes” has the meaning given to it in Section 5.5.

“Installation Site” means the site identified in the SOW as the location where the Products will be installed and operated by, or on behalf of, Customer.

“IQOQ” has the meaning given to it in Section 4.2.

“Italian Corporate Criminal Act” has the meaning given to it in Article 33 (Model 231/Code of Conduct).

“Marks” has the meaning given to it in Section 16.5.

“Material” has the meaning given to it in Section 8.3.

“NDA” has the meaning given to it in Section 15.1.

“Organizational Conduct” has the meaning given to it in Article 33 (Model 231/Code of Conduct).

“Product” means, for each unit to be provided by Seller to Customer and as more fully described in a SOW, the following: [***], and related accessories (excluding Spare Parts), together forming part of the Deliverables as included in a SOW.

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“Production Timeline” has the meaning given to it in Section 4.2.

“Purchase Order” means a written or electronic purchase order issued by Customer to Seller, specifying the Services and Deliverables to be provided by Seller, which, when accepted by Seller, will form part of the applicable SOW and this Agreement as contemplated by Article 2 (Scope of Agreement).

“Purpose” has the meaning given to it in Section 28.2.

“Proposal” means the proposal issued by the Seller to the Customer, as included and embedded in the relevant SOW, including all attachments to the Proposal, unless otherwise agreed by the Parties

“Recipient” has the meaning given to it in Section 15.2.

“Recipient’s Representatives” has the meaning given to it in Section 15.5.

“SAT” has the meaning given to it in Section 4.2.

“Services” means any services identified in SOW to be provided by Seller or its subcontractors to Customer, which may include installation, testing, training and commissioning of the Product.

“SOW” means a statement of work as executed by the Parties (or their Affiliates) in substantially the form attached hereto as Appendix B.

“Spare Parts” means contingency parts identified by Seller in the applicable SOW.

“Specifications” means the design, functional, and performance specifications relating to any Services and/or Deliverables as set out in a SOW, which are also based upon the URS as deemed accepted by signing the SOW, and provided by the Seller.

“Term” has the meaning given to it in Section 6.1.

“Test Plan” has the meaning given to it in Section 12.1.

“Third Party” means a person or entity other than a Party or its Affiliates.

“Third-Party Rights” has the meaning given to it in Section 16.3.

“URS” has the meaning given to it in Section 15.2.

“Viewpoint” has the meaning given to it in Section 15.1.

“Warranty Period” has the meaning given to it in Section 14.1(a).

1.2 For purposes of this Agreement, the words “include,” and “including” are deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Section references herein are references to Sections of this Agreement unless otherwise stated. The division of this Agreement into sections, subsections, and paragraphs and any insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof. Where the context so requires, words used herein (including defined terms) importing the singular shall include the plural and vice versa and words used herein (including defined terms) importing gender shall include all genders (including the neuter).

2.
SCOPE OF AGREEMENT
2.1
This Agreement is intended to be a master agreement between the Parties and sets forth the general terms and conditions governing the performance of Services, and the provision of Deliverables, as more fully described in one or more SOW’s that may be executed by the Parties or their Affiliates, from time to time during the Term of this Agreement. Each SOW shall be a distinct and separate contract between the Parties with respect to other SOWs.
2.2
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2.3
In the event Customer issues one or more Purchase Order(s) which are accepted by Seller, such Purchase Order(s) shall reference the applicable SOW. The terms and conditions of this Agreement and the applicable SOW shall be deemed to be incorporated by reference into each and every Purchase Order issued by Customer and accepted by Seller. In the event of a conflict between the terms of this Agreement and/or an applicable SOW and the corresponding Purchase Order for the work to be performed under the SOW, the terms and conditions of this Agreement shall control, unless otherwise agreed in writing by the Parties.
2.4
Any terms and conditions printed on the reverse or otherwise referenced or incorporated in or accompanying any Purchase Order issued by Customer (other than those terms and conditions incorporated by operation of this Agreement) shall be void and of no force and effect other than those provisions on the face of the Purchase Order referencing the applicable SOW and this Agreement. No Purchase Order shall be binding on Seller unless and until Seller sends a written acknowledgement to Customer confirming Seller’s acceptance of the Purchase Order.
2.5
In the event of conflict between terms, the documents shall have the following order of priority from highest to lowest – this Agreement, the applicable SOW (unless otherwise indicated in such SOW, which shall include the Proposal), the Purchase Order confirmation, and finally, the applicable Purchase Order.
3.
AFFILIATES

The Parties agree that Customer Affiliates and/or Seller Affiliates may also execute SOWs under this Agreement, and, in such instances, any references to Customer and/or Seller in this Agreement shall be deemed to be to the respective Seller Affiliate and/or Customer Affiliate, unless otherwise specified herein. Notwithstanding the foregoing, each Party shall remain directly liable to the other Party with respect to the performance of any of its Affiliates. Any breach by a Party’s Affiliate of any obligation under this Agreement or the applicable Affiliate SOW shall be deemed a breach by the respective Party.

4.
PROVISION OF SERVICES AND DELIVERABLES; COMMERCIAL COMMITMENT
4.1
Seller shall provide, and Customer shall purchase, the Services and Deliverables specified in the applicable SOW in accordance with applicable laws and regulations and the terms and conditions of this Agreement. Seller shall also use commercially reasonable efforts to provide the Services and Deliverables in accordance with the terms set forth in the relevant SOW. Customer shall use commercially reasonable efforts to cooperate with Seller in meeting the timelines set forth in each SOW. If Seller anticipates a delay in meeting such timelines, Seller shall promptly notify Customer upon becoming aware of the same.
4.2
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4.3
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4.4
[***] [***] Customer may request, as sole remedy save for the termination as per Section 20.1, additional compensation for damages from a court of competent jurisdiction, subject to the limitations set forth in Section 18; provided, however, it is understood that any applicable [***] actually paid to Customer by Seller shall, to the extent applicable, reduce the overall amount of damages as ascertained by a court of competent jurisdiction.
4.5
The Parties acknowledge and agree that because of the unique nature of the Product and the Seller’s provision of the Deliverables, it is difficult or impossible to determine with precision the amount of damages that would or might incur to Customer as a result of Seller’s failure to achieve one or more FATs for a Product by the applicable [***]. [***]
5.
PRICE, PAYMENT AND TAXES
5.1
Customer shall pay [***] Services and the Deliverables in accordance with, and within the timeframes set out in, the applicable SOW. Unless otherwise agreed by the Parties in the applicable SOW, all prices for Services and Deliverables are in United States dollars.
5.2
Unless otherwise expressly provided in the applicable SOW, all payments for Services and Deliverables are due within [***] from the date the invoice at issue is received by Customer. All payments for Services and Deliverables shall be made without any set-off or deduction whatsoever. [***]
5.3
Without limiting the remedies available to Seller as set out herein, Customer acknowledges that in the event Customer does not fulfil its payment obligations, then Seller may, at its sole option, (1) be relieved of its obligations with respect to guarantees, including, without limitation, the Product warranty, delivery lead times, turnaround times and Spare Parts support; (2) suspend work under this Agreement during the pendency of delays in payment of invoices by Customer; (3) withhold shipments to Customer; (4) declare Customer’s performance in breach of the applicable SOW; (5) repossess Deliverables for which the payment has not been made; (6) deliver future shipments on a cash-with-order or cash-in-advance basis; (7) charge interest on delinquent amounts at a rate of [***] per month until full payment is made, or the maximum rate permitted by law, if lower; (8) charge storage or inventory carrying fees on those custom products; (9) accelerate all remaining payments scheduled and declare the total outstanding balance then due and owing; or (10) combine any of the above rights and remedies as may be permitted by applicable law.

5.4
If the financial condition of the Customer at any time does not, in the reasonable judgment of Seller, justify continued performance on the terms of payment previously agreed upon, Seller may require additional or full payment in advance of the purchase price for the Services and Deliverables or other financial accommodations, and the failure of Customer to provide such payment or accommodations within a reasonable period of time after request therefor shall constitute a breach hereof by Customer.
5.5
The prices quoted by Seller are exclusive of all applicable federal, state/provincial or local taxes, unless otherwise stated in the applicable SOW. Customer shall pay the gross amount of any present or future sales, use, excise, value added, or other similar tax imposed by the United States or any political subdivision thereof applicable to the price, sale or delivery of any Service or Deliverable furnished hereunder or to their use by Customer unless and to the extent that Customer has furnished Seller with evidence of exemption from any such taxes acceptable to the taxing authorities (such taxes, net of exemption, “Applicable Taxes”). Customer shall assess and remit any Applicable Taxes to taxing authorities not otherwise invoiced by Seller. Customer shall have no responsibility for and, for the avoidance of doubt, “Applicable Taxes” shall explicitly exclude, the payment of any tax that is (i) imposed by a taxing authority outside the United States, (ii) a state or local franchise tax, or (iii) based on or attributable to Seller or any of its affiliates’ income (however denominated), revenues or receipts, whether gross or net (“Income Taxes”). If Customer is required by law to make any deduction or withholding of Income Taxes from any payment due to Seller under this Agreement (including the crediting of the downpayment to an applicable SOW), Customer will (i) deduct or withhold the required amount from payments to Seller, (ii) prepare and submit any necessary filings and remit such Income Taxes to the appropriate taxing authorities and (iii) provide Seller with evidence of Customer’s withholding and payment to the appropriate taxing authorities. Under no circumstances shall Customer be required or obligated to (a) allow Seller an exemption from deduction or withholding of Income Taxes if Seller fails to provide Customer with a timely, complete and duly executed Internal Revenue Service Form W-9, W-8BEN-E or W-9ECI and any updates required thereto, or (b) gross up any payment to Seller for any Income Taxes that Customer is required by law to deduct or withhold. Any new Applicable Taxes that become effective following the date of the applicable SOW, including increases in the rate of tax that become effective following the date of the SOW, and taxes that become payable due to a change in the delivery location of the Services and/or Deliverables following the date of the SOW, shall be for the account of and be paid in full by Customer.
5.6
Seller represents, warrants and covenants that (a) none of the Deliverables (or component parts thereof) are subject to special duties (e.g., anti-dumping, countervailing, Safeguards, Section 232, Section 301), (b) all Products sold to Customer are in full compliance with U.S. customs laws, including the Uyghur Forced Labor Act (UFLPA), and (c) any wood packaging material used in or as part of the shipments of Deliverables to the Installation Sites in the United States will meet applicable requirements for importation of Wood Packaging Materials established by U.S. Department of Agriculture.
6.
TERM OF AGREEMENT
6.1
This Agreement shall become effective on the Effective Date and shall terminate upon the expiration of [***] years from the Effective Date (the “Term”), unless earlier terminated as set forth in this Agreement, provided that this Agreement shall remain in effect in respect of any SOW that is in effect at the time of the termination until performance thereunder is completed or such SOW is terminated in accordance with its terms or in accordance with Article 20 (Termination).
6.2
The Parties may agree by way of written amendment to either extend the Term of this Agreement or renew this Agreement on substantially the same terms and conditions as set out herein.

7.
DELIVERY, TITLE, AND RISK OF LOSS
7.1
Seller shall use commercially reasonable efforts to provide the Services and Deliverables in accordance with any schedule(s) set out in the applicable SOW or as otherwise agreed upon in writing between the Parties.
7.2
Seller shall not be liable for delays, including delays in completion or delivery, caused by any Force Majeure Event or Excusable Delays.
7.3
Unless expressly otherwise provided in the applicable SOW, delivery will be made FCA Seller’s manufacturing facility (Incoterms 2020) (“Delivery”). Risks of loss of or damage to the Deliverables shall pass to Customer upon Delivery; provided, however, that title to Services, and/or Deliverables will not pass to Customer until payment has been received by Seller in full therefor.
8.
EXCUSABLE DELAYS
8.1
Events not attributable to Seller. Seller shall not be liable to Customer and Customer shall reimburse Seller for its reasonable and documented expenses arising from (i) delays in delivery or performance, or for failure to manufacture, deliver or perform, to the extent caused by the unavailability or delay in receipt of materials or services, components or other required supplies, or disruptions, delays or unavailability in transportation not caused by the Seller and/or (ii) acts or omissions of Customer, including, (a) Customer’s failure to provide any information or documentation necessary for the Services and/or required by this Agreement and any SOW to Seller in the time frame set forth in the Production Timeline; (b) Customer’s failure to make the Customer facilities and infrastructure ready and available to Seller so as to allow Seller to meet the required schedule; (c) failure or delay by any Customer-Directed Supplier to timely supply Seller with specified items reasonably required by Seller for the design, manufacture, completion, delivery, debugging, testing, installation, and/or commissioning of the Product; (d) failure or delay by Customer to timely approve or reject proposed Changes; (e) for remote support or remote monitoring services (if any), failure to provide, an isolated, reliable and secure connection to the internet that is provided via technology as described in the SOW; (f) Customer’s failure in making Customer and other trade personnel available as required by this Agreement and/or the applicable SOW for the performance of the Services, and/or (g) interference by Customer or Customer’s contract manufacturer with Seller and/or Seller’s trades during installation, performance, debug, testing or commissioning.
8.2
Covid 19. The Parties expressly agree that, notwithstanding anything to the contrary, neither Party shall be liable for delays or non-performance as a result of causes related to the COVID-19 virus and efforts being made to avoid or limit the spread of the virus and related diseases or health issues, including, but not limited to, governmental directions, orders, guidelines or recommendations; unavailability or delay in receipt of materials or services, components or other required supplies; disruptions, delays or unavailability in transportation; labour shortages and/or stoppages, or any effects or conditions resulting from such events or other reasonable measures taken by a Party, to address such events (“COVID-19 Event”). The Party suffering a COVID-19 Event shall promptly give written notice of such to the other Party, (provided that failure to provide prompt notice shall not disentitle the Party claiming relief to such relief, except to the extent that such failure prejudices the other party) stating the starting date and period of time the occurrence is expected to continue (if reasonably known), and shall use commercially reasonable efforts to end the failure or delay and minimize its effects.
8.3
Supply Chain disruption. Due to general ongoing economic volatility and economic uncertainties, for reasons including without limitation, supply chain-related disruptions, inflationary pressures, etc., the Parties expressly agree that, notwithstanding anything to the contrary, Seller shall not be liable for any delays or non-performance as a result of the unavailability or delay in receipt of or delivery of any Third-Party critical materials, parts, components, services (including without limitation any transportation or shipping services) or other required supplies, as duly identified in the relevant SOW (each a “Material” and collectively, “Materials”).
8.4
Increase in Cost of Material. Seller shall not be liable for any increase in the cost of any Material between the date of the SOW and, in the case of a given item or input, the date Seller receives final pricing confirmation from the applicable Third Party. [***]
8.5
Grace Period. During the production of the Product manufactured for Customer under the relevant SOW, Customer recognizes that delays in the design and production of the Product may occur for any reason. In such event, Customer agrees that Seller may have a grace period of up to [***] for each SOW (the “Grace Period”) for achieving compliance with any of the [***] for the Product manufactured pursuant this Agreement.
8.6
Seller shall promptly give Customer written notice of an Excusable Delay and/or price increase (provided that failure to provide prompt notice shall not disentitle Seller in claiming relief, except to the extent that such failure prejudices Customer), stating the period of time the Excusable Delay is expected to continue or amount of the increase (if reasonably known) and shall use commercially reasonable efforts to end such delay or cost increase and minimize its effects. Seller further agrees that it shall be liable for any delays or non-performance resulting from its failure to properly control or manage its vendors or suppliers or to timely procure Materials from such vendors or suppliers, subject to the limitation set forth in this Agreement.
8.7
In the event of an Excusable Delay, the Parties acknowledge that the project schedule may need to be extended by a period equal to the duration of such Excusable Delay.
9.
CUSTOMER’S OBLIGATIONS
9.1
Customer shall, in a timely manner and at no cost to Seller, fulfill the obligations listed in the applicable SOW (collectively, “Customer Obligations”), and provide Seller with the following:
(a)
all information, documentation, or materials defined in the SOW;
(b)
access to Customer identified personnel and subject matter experts listed in the SOW;
(c)
all required sample parts or other specified items (“Sample Parts”) listed in the SOW. The Sample Parts, whose quality must be reasonably acceptable by the Seller, must be sent by Customer free of charge at the Seller’s manufacturing plant. Additionally, Customer shall ensure clear and unobstructed access to those portions of the installation site required by Seller for performance, installation, debug, commissioning and testing of the Product, which must be in a condition ready to receive the Product;
(d)
for remote support or remote monitoring Services, an isolated, reliable and secure connection to the Internet as identified in the SOW;
(e)
Customer shall be responsible for the unloading of the Product and/or Deliverables, goods and materials; the generation, collection, storage, handling, transportation, movement and release of any hazardous materials and waste (e.g. packaging) generated in connection with the Deliverables and any services carried out by the Seller on site; provided, however, that the foregoing shall not relieve Seller from its obligations to manufacture the Product and/or generate any Deliverables in accordance with this Agreement and/or the applicable SOW, and to properly package and load the Product and/or Deliverables onto Customer’s designated carrier’s vehicle for shipment to Customer prior to their Delivery;
(f)
review for accuracy, completeness and conformance to the Agreement, any and all drawings, designs, layout, change orders, protocol or other documents submitted by Seller to Customer for comment or approval, and advise Seller in writing of any material issues associated with such documents within the time period set forth in the relevant time schedule of the applicable SOW or if it is not defined within ten (10) Business Days of submission or resubmission, unless otherwise agreed with Seller. Failure of Customer to advise Seller in writing of material issues within this timeline in the SOW will be considered deemed approval of such documents; [***]; and
(g)
be responsible for the compliance of all safety regulations with regards to the Installation Site, including accident prevention, industrial hygiene, fire and ecology prevention. Customer shall promptly notify to the Seller at least 4 (four) weeks in advance prior the planned on-site activities in the event Customer implements any new procedures and rules related to safety regulations at the Installation Site. Any additional reasonable costs that Seller might face for complying with such additional procedures and rules shall be borne by Customer;
9.2
If any Customer Obligations are not met in a timely manner, Seller will not be responsible for, and Customer shall indemnify Seller for any impacts to the scope, project schedule, liabilities, price, budget, or any other agreed terms and conditions set forth in the Agreement, and such failure to meet the above Customer Obligations shall constitute an Excusable Delay.
9.3
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9.4
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10.
EQUIPMENT SAFETY
10.1
Seller shall design and build the Product to comply with applicable laws and regulations, including, but not limited to, occupational health and safety legislation and safety standards applicable to the Product.
10.2
Customer shall advise Seller of any required equipment safety or guarding changes. If Customer subsequently requests deviation from Seller’s interpretation of the above-mentioned safety standards, this shall be considered a Change.
11.
CHANGES
11.1
Following execution of an applicable SOW, the SOW can only be changed by written change order agreed to and executed by the Parties and specifically setting forth in reasonable detail the change and any accompanying adjustment to price, lead-time, delivery date or other terms.
11.2
Customer may at any time and from time to time request in writing that Seller or Seller may at any time and from time to time provide reasonable recommendations or suggestions to Customer to incorporate one or more changes in the design, process, materials and/or Specifications of or relating to the Services and/or Deliverables (collectively, “Changes”).
11.3
Seller shall within a reasonable period of time upon receipt of a Change request, evaluate in good faith and provide a response to Customer in writing, such response to include: (i) the impact on the scope of work associated with such Change, (ii) the increase or decrease in the applicable pricing, if any, expected to result from such Change, and (iii) the amount of time, if any, required to implement such Change and any associated changes in the timeline for completion of the

Deliverables or Services. Within ten (10) Business Days of receipt of Seller’s response, Customer shall, where possible with Customer acting reasonably, in writing reject Seller’s recommendations in connection with a Customer Change request, or approve the Change in writing via a change order.
11.4
Seller shall not implement the Change unless and until Seller and Customer have executed a mutually agreeable change order for the Change. The Parties will each act reasonably and in good faith in attempting to agree to the terms of a written change order.
11.5
Seller may decline any Change proposed by Customer, if Seller has concerns regarding safety, reliability, performance or warranty service.
12.
ACCEPTANCE TESTING

The following provisions apply with respect to the acceptance of any Products (other than Products constituting Spare Parts, prototypes or proof of principle equipment, in respect of which no acceptance test will be required, except as otherwise set out in the SOW, and/or as otherwise mutually agreed upon between the Parties in writing):

12.1
[***] Seller shall prepare and shall submit to the Customer for review and approval the acceptance test plan (“Test Plan”) for the Product, setting out the criteria to be met, and the testing process to be employed, during the FAT and the SAT. Should Customer be interested in adding additional testing process, then this request will be evaluated by the Seller and if agreed, the Seller shall charge the additional cost to the Customer. Unless otherwise set out in the SOW or mutually agreed between the Parties in writing, the Test Plan will be conducted over a time period reasonable in the circumstances, in no event to exceed a maximum of 4 hours for one (1) production days.
12.2
A FAT shall be performed at Seller’s facility or such facilities of Seller’s subcontractors as may be agreed upon in writing by the Parties and shall commence at such time as may be agreed upon in writing by the Parties. Such testing shall be carried out by Seller in accordance with the Test Plan. The FAT shall be deemed successful when the results of the testing are in compliance with the Test Plan’s criteria, at which point the Products or as applicable, retrofits, are authorized for shipment to the Installation Site. Products will not be shipped to the Installation Site until after the successful completion of FAT.
12.3
A SAT shall be performed at the Installation Site at the Installation Site, at the time agreed in writing by the Parties. Such testing shall be carried out by Seller in accordance with the Test Plan. The SAT shall be deemed successful when the results of the testing are in compliance with the Test Plan’s criteria, at which point the Products or retrofits have achieved final acceptance by the Customer.
12.4
Seller shall carry out such remedial work as is necessary to achieve a successful FAT and SAT [***], provided that any changes requested by Customer beyond those set forth in the Specifications may require additional charges which shall be determined by mutual agreement by both Parties and reflected in a change order executed by the Parties in accordance with Article 11 (Changes). Once remedial work is complete, the Products will be re-tested and this process shall continue until a successful FAT and SAT is achieved. In the event that Seller determines that remedial work will not achieve a successful FAT and/or SAT, the Parties shall work together in good faith to revise the Specifications and Test Plan such that the Products perform at an optimal level and a successful FAT and SAT are achieved. Should the Parties be unable to agree on the revised Specifications or Test Plan, the Parties shall seek to resolve the dispute as set forth in the Article 19 (Dispute Resolution) after which, if unsuccessful, either Party may terminate this Agreement by giving the other Party [***] days written notice. In the event of such termination, Customer shall pay Seller for all Services and other work properly performed prior to the termination, all reasonable costs and expenses already incurred by Seller prior to the termination, and an amount to reimburse Seller for any and all non-cancellable costs it owes or will owe in connection with commitments made by Seller to Third Parties (including, without limitation, the actual amount of any such commitment, any cancellation fees, any lost deposits and any restocking charges).
12.5
In the event Seller and Customer are unable to agree upon a Test Plan within the time period provided for in Section 12.1, the Parties shall immediately escalate the issue within their organizations. In the event that, despite the escalation of the issue to the Parties’ respective senior management, the Parties remain unable to agree upon a Test Plan following good faith attempts at resolution involving their respective senior management, either Party shall have the right to terminate this Agreement [***].
12.6
Notwithstanding anything to the contrary, the FAT and/or SAT will be deemed successfully completed in the event that (a) FAT and/or SAT are unreasonably delayed as a result of Excusable Delays and (b) the Customer uses in production the Product(s) also for the manufacture of its first sellable pharmaceutical products.
13.
INSTALLATION AND RELOCATION
13.1
Unless expressly agreed in the SOW, installation services are not included in the purchase price of the Product or other Deliverables. If installation services are not shown as a separate item in the SOW, such services may be provided to Customer upon request.
13.2
If any installation or equipment relocation (comprising Services) is performed by Seller, Customer is responsible to complete any final electrical or utility hook-ups to Customer’s power supply or other utility sources, by electricians or other suitably qualified technicians. Customer is responsible for arranging inspections, approvals or supervision of such hook-ups at the Installation Site as set out in any by-laws, ordinances, regulations, or statutes imposed by a government body. Customer shall be responsible for obtaining all required permits related to the Installation Site. Customer shall be responsible and reimburse Seller for any costs associated with work permits, immigration documents or other permits or licenses required to allow Seller, its employees, agents or subcontractors to perform Services at any location other than a Seller location. In no event shall Seller be liable for any delays caused by an inability to obtain, or any delay in obtaining, any such documents, permits or licenses.
13.3
With respect to the Installation Site, the Customer shall ensure compliance with all safety regulations with regard to the Products, accident prevention, industrial hygiene, fire and ecology prevention, and undertakes to adopt the relevant precautions and to hold harmless the Seller in relation to any and all damages caused to goods or persons. Without prejudice of the foregoing, the Seller shall comply with all relevant Customer guidelines related to safety and hygiene at work, provided that (a) the Customer timely provides the guidelines; (b) the guidelines are not against any Seller safety policy; and (c) such guidelines affect solely the activities which fall within Seller’s own sphere of competence. The Parties mutually agree that the regulations relating to health and safety at work are to be applied on a territorial basis. Therefore, the activities which shall be undertaken at the Installation Site shall comply with the state regulations relating to health and safety at work applicable to the territory of the Customer’s country.
13.4
Should Services (including installation) be required by the Customer, then the latter shall allow the Seller to perform it within reasonable time from the date of Delivery. The Parties agree that the Seller shall no longer be bound to perform the installation after [***] if there are delays due to facts and circumstance other than Seller’s default. The Seller will be then entitled to retain any sums paid by the Customer, in addition to other remedies set forth by the Agreement and by applicable law.

14.
REPRESENTATIONS AND WARRANTIES
14.1
Warranties.
(a)
Product. Seller represents and warrants that the Product: (i) will be free from defects in workmanship and material for a period of [***] Installation Site, whichever occurs first (such period under (A) and (B) being the “Warranty Period”); and (ii) shall conform to the Specifications at SAT (or at FAT in circumstances where there is no SAT); provided however that to the extent that the Product is manufactured in accordance with Customer designs, Seller warrants material conformance to such Customer designs, rather than to the Specifications. For the avoidance of doubt, the Warranty Period as to a Product commences, as applicable, on the date of the last to occur SAT (if there are multiple SATs for a Product) or Delivery at the Installation Site (if there are multiple Deliveries for a Product).
(b)
Spare Parts. (i) Seller warrants that Spare Parts manufactured by Seller shall be free from defects in material and workmanship for a period [***] from the date such Spare Parts are Delivered to Customer; and (ii) with respect to Spare Parts supplied by a Third-Party supplier, warranties for such Spare Parts are limited to the warranty extended to Seller by the Third-Party supplier, and Seller will not be responsible for any liability or expense in this regard greater than the amount recovered from the Third-Party supplier. Seller hereby assigns to the Customer all warranties received from its Third-Party suppliers to the extent Seller is able, and Seller agrees to assist the Customer in making any claim pursuant to the said Third-Party supplier warranties.
(c)
Services. Seller warrants that Services shall be performed in a workmanlike manner respecting industry standards and practices for similar services, all in accordance with this Agreement, the applicable SOW, the Specifications (or Customer designs), and applicable laws and regulations.
(d)
Software. Seller warrants that Software shall materially conform to the Specifications as of the Delivery.
14.2
Remedies and Obligations.
(a)
Products and Spare Parts. Upon Customer’s prompt: (i) notification to Seller of any failure of the Product, upgrade or Spare Part manufactured by Seller to conform to these warranties during the applicable warranty period and to be sent [***] from the discovery of the above-mentioned failure; and (ii) undertaking and cooperating to effect the repair or replacement, Seller will promptly investigate the defective Product or Spare Part before any warranty interventions. In the event Seller breaches the warranties set forth in Section 14.1, then Seller shall repair, adjust, or replace the defective component of the Product or Spare Part manufactured by Seller, at Seller’s option, as follows (A) with regards to repairs (or assembly) which, on the basis of the Seller’s reasonable opinion, are routine repairs (e.g. change of gaskets, replacement of valve), then the Customer shall carry them out using its own personnel and at its expenses, without any Seller’s intervention, and Seller shall only provide all reasonable guidelines necessary to solve the issue and the relevant replacing parts; and (B) with regard to repairs (or assembly) which, on the basis of the Seller’s reasonable opinion, are of notable difficulty from a technical point of view, the Seller shall promptly arrange for and send a specialized technician to the Installation Site who shall be entrusted with the task of providing assistance in relation to the assembly which shall be carried out at the Seller’s expense, except for any cost and expense concerning the Seller’s personnel (including, by way of example, travel and lodging expenses of the Seller’s technicians) with respect to the period in which such personnel is not in a position to work and/or supply any Seller’s service for any reason attributable to the Customer, in which case such costs and expenses shall be borne by the Customer.

(b)
The warranty period for any replaced or repaired parts of the Products, upgrade and Spare Parts shall commence from the date of delivery of the replacement or repair of the defective part in question for [***] from the date of delivery. For avoidance of any doubt, this will not prolong the original warranty of the Product for which the Spare Parts shall be installed or are used.
(c)
Where reasonably required by Seller, Customer agrees to return a defective component to Seller at Seller's expense. Seller will return the repaired or replacement component to Customer by delivering same FCA Seller’s dock (Incoterms 2020). Seller shall be responsible for, and assume all costs associated with, the removal and reinstallation of such defective component.
(d)
Services and Software. Upon Customer’s prompt notification to Seller of any failure of the Services performed or Software provided by Seller to conform to these warranties during the applicable warranty period and to the extent of a breach of the applicable warranty, Seller’s sole obligation shall be limited to: (i) in the case of Services, re-performance of the non-compliant Service using commercially reasonable efforts; and (ii) in the case of Software, use reasonable commercial efforts to correct any substantial reproducible errors in the Software so that the Software materially conforms to the Specifications.
14.3
Limitations of Warranties.
(a)
In the event: (i) the Product is relocated from the Installation Site to another location by any Party other than Seller or those authorized by Seller; or (ii) if Customer transfers its interest in or title to or leases any the Deliverables to a Third Party without obtaining such Third Party’s agreement to be bound to this Agreement, then the warranties provided by Seller herein shall terminate and Seller shall have no further warranty obligations to Customer. Seller shall have no responsibility for, and does not warrant against any problems that occur as a result of: (A) failure to properly install, maintain, or operate the Product, including in accordance with Seller’s manuals, directions, training, and recommendations; (B) alteration of the Deliverables by any party other than Seller or those authorized by Seller; (C) if the Product or Spare Parts have been not stored or properly maintained by the Customer in accordance with the Seller's instructions;(D) if the Deliverable has been damaged due to Customer’s negligence or improper handling and/or because of transportation and/or unloading; (E) if the Products and/or Spare Parts have been submitted to abnormal conditions (e.g. mechanical, electrical or thermal) during the installation or use; (F) if the failure or defects of the Deliverables result from usage in excess of the maximum values (e.g. temperature limits, maximum voltage) set forth by the Seller or from Customer’s improper application; (G) normal wear and tear parts (such as rolls, chucks, sheaths and similar ones); (H) Force Majeure Event; (I) to the extent applicable, Customer has not used and installed the disposable sterile kits or Spare Parts recommended by the Seller; and/or (J) the relevant purchase price has not been paid.
(b)
Customer shall maintain accurate and complete records regarding equipment operation, maintenance, and service performed on the Deliverables. Seller’s warranties exclude consumable items and wear parts which by their nature require periodic replacement.
(c)
Seller provides no warranty that the Software is invulnerable to virus attacks, malicious viruses, worms, Trojan horses and similar devices that have been created by Third Parties for the purposes of destroying or corrupting data, disabling systems, denying services or taking control of a system.
(d)
With respect to equipment, materials, parts, Spare Parts, components, services and/or software supplied by a Third Party and integrated into the Deliverables, warranties for such items are limited to the warranty extended to Seller by the Third-Party supplier, and Seller will not be responsible for any liability or expense in this regard greater than the amount recovered from the Third-Party supplier. Seller hereby assigns to the Customer all warranties received from its suppliers to the extent Seller is able, and Seller agrees to assist the Customer in making any claim pursuant to the said Third Party supplier warranties. Notwithstanding the foregoing, Seller provides no warranty in relation to equipment, materials, parts, components, services and/or software purchased from a Customer-Directed Supplier and incorporated into or otherwise relating to the Deliverables.
(e)
Notwithstanding anything to the contrary in this Agreement, to the extent that the Product is manufactured to Customer designs: (i) Seller provides no warranty or guarantee as to the performance or outcomes achieved by the Product manufactured in strict accordance with Customer designs; and (ii) Seller shall have no responsibility for, and does not warrant against, any problems that occur as a result of faulty, incomplete, or ambiguous Customer designs.
(f)
Notwithstanding any other provision of the Agreement, Seller provides no warranty whatsoever on any prototype and/or proof of principle comprising the Deliverables or part thereof. In addition, Customer and Seller agree that Seller may in its reasonable discretion terminate the Agreement if Seller has material concerns regarding the safety, reliability, performance or warranty of the Deliverables following Seller’s assessment of any such prototype and/or proof of principle performed during the course of the project.
14.4
Except as otherwise set forth in this Agreement, Customer acknowledges that this section sets forth Customer’s exclusive remedies and Seller’s exclusive obligations and liabilities for any breach of these warranties and any other claim during or following the applicable warranty period based on or related to the quality or failure of, or defect in the Deliverables provided hereunder whether the applicable quality issue, failure or defect arises before or after the applicable warranty period and whether the claim howsoever instituted is based on contract, warranty, negligence, strict liability or otherwise. Seller makes no other warranty express or implied, statutory or otherwise and hereby expressly disclaims any other warranty of non-infringement, merchantability, fitness for a particular purpose, and any implied conditions.
15.
CONFIDENTIALITY
15.1
The Parties acknowledge that Seller and Viewpoint Molecular Targeting, Inc. (“Viewpoint”), a wholly owned subsidiary of Customer, entered into a mutual non-disclosure agreement [***] (the “NDA”). Each Party further acknowledges and agrees that: (a) the NDA remains in full force and effect; (b) the terms and conditions of the NDA are hereby incorporated by reference into this Agreement in its entirety; (c) any Confidential Information disclosed by Customer under the NDA prior to the Effective Date shall be deemed to have been disclosed by Customer and shall be deemed Confidential Information under this Agreement, as if such Confidential Information had been disclosed by Customer pursuant to this Agreement; and (d) the terms and conditions of the NDA shall continue to be incorporated by reference into this Agreement notwithstanding any expiration or termination of the NDA in the future.
15.2
Each Party to this Agreement (each a "Recipient") agrees to keep and maintain the confidentiality of any and all confidential or proprietary information (“Confidential Information”) of the other Party hereto (each a "Discloser"). Without prejudice of the intellectual property rights under Article 16 (Intellectual Property Rights and Software Licenses), for avoidance of any doubt, Confidential Information includes Customer’s proprietary information related to the specific pharmaceutical process and Customer’s User Requirement Specifications (“URS”) that are unique to Customer’s proprietary processes and uses and such Confidential Information shall be used by Seller solely for the purpose of this Agreement. For avoidance of any doubt any improvement of URS based upon Seller’s Confidential Information or Seller’s proprietary rights can be used solely by the Customer (and, if applicable its Affiliates) for the purpose of the supply set forth in the relevant SOW.

15.3
This Agreement imposes no obligation on the Recipient where Recipient can demonstrate with documentary evidence that such information: (a) was known to the Recipient prior to receipt of the information on a non-confidential basis; (b) is or becomes a matter of public knowledge or publicly available through no fault of the Recipient; (c) is rightfully received by Recipient on a non-confidential basis from a Third Party; (d) is independently developed by Recipient without use of or reference to the information from Discloser as established by the written records of Recipient; or (e) is disclosed by Recipient with Discloser's prior written approval.
15.4
Notwithstanding the expiration or termination of this Agreement or NDA, the obligations and restrictions on Recipient in relation to Confidential Information shall survive until such time as the Confidential Information otherwise falls into one of the exclusions as set out in Section 15.3. Recipient agrees to protect the information in strictest confidence by using the same degree of care to prevent the unauthorized use, dissemination or publication of the information as Recipient uses to protect its own Confidential Information, provided that in no case shall such standard of care be less than a reasonable degree of care.
15.5
Recipient may disclose such information: (i) only to those of Recipient's Affiliates and its and their employees, advisors, consultants, contractors, vendors who have a need to know such information (collectively, the “Recipient’s Representatives”) provided that: (A) such Recipient’s Representatives are under obligations of confidentiality to maintain the confidentiality of such Confidential Information; and (B) Recipient shall be liable for the failure of any of Recipient’s Representatives to whom Confidential Information is disclosed to comply with Recipient’s obligations of confidentiality hereunder; (ii) to the extent required by a court or tribunal; and (iii) to the extent otherwise specifically required by law. Recipient shall not use Discloser’s Confidential Information for any purpose other than as necessary to carry out the purposes of this Agreement. Recipient shall not modify, reverse engineer, disassemble, decompile, create other works from, or determine the composition of, any formulations, prototypes, software or other tangible objects that embody Discloser’s Confidential Information.
15.6
[***]

16.
INTELLECTUAL PROPERTY RIGHTS AND SOFTWARE LICENSES
16.1
Seller shall retain ownership of all intellectual property rights in and to any Deliverables provided under the Agreement, including but not limiting to any modifications, derivative works, or improvements, thereon. Customer may provide feedback or comments, related to the Deliverables (“Feedback”) to the Seller in respect of the Deliverables on a voluntary basis, and Seller may use such Feedback and incorporate it in Seller’s products, technologies, and services without any obligations or restrictions, provided that no Confidential Information of the Customer is included in the Feedback. Customer hereby waives any intellectual property rights in and to said Feedback it or its representatives have or may have, and hereby assigns to Seller any intellectual property rights in and to said Feedback. Customer will execute and cause to be executed all documents necessary to assign such rights, and Customer is not entitled to any compensation or reimbursement of any kind under any circumstances for said Feedback. In no event shall Seller transfer or assign its proprietary rights to the Customer under this Agreement.
16.2
Without prejudice to the foregoing,
16.2.1
any intellectual property rights owned by or developed by either Party prior to the effective date of this Agreement (the “Background IP”) shall remain at all times with the relevant Party; and

16.2.2
[***]
16.3
The Deliverables may include Software that is or has been developed by Seller for general use in the products Seller manufactures and/or sells or otherwise supplies as well as Third Party software. Software is proprietary to Seller. Software may be subject to additional terms and conditions included in a software license agreement, in which case such software license agreement is incorporated herein by reference.
16.4
The Deliverables may incorporate proprietary technology or other intellectual property rights owned by Third-Party suppliers (“Third-Party Rights”). To the extent possible, Seller will assign, sublicense or otherwise transfer to Customer all Third-Party Rights related to the Deliverables. Customer shall assume or otherwise be bound by all obligations in relation to any such Third-Party Rights.
16.5
Each Party reserves all rights to each Party’s own trade-names, logos, trade-marks, and other markings (collectively, the “Marks”). The other Party shall not acquire any right, title, or interest in or to any such Marks and shall not alter, obscure, remove, cancel or otherwise interfere with any such Marks. Without prejudice to the foregoing, the Parties recognize that the trademark [***] is a trademark filed, registered and owned by the Customer and Seller is entitled to use the mark “[***]” solely for the purpose of this Agreement.
17.
INTELLECTUAL PROPERTY RIGHTS REMEDIES AND OBLIGATIONS
17.1
Seller agrees that it will, at its own expense, defend any suit instituted against Customer and will pay any award of damages and costs incurred by or to Customer in a final judgment by a court of competent jurisdiction, or any amount in settlement or compromise thereof, provided that: (a) the same is based upon a claim that the Seller’s intellectual property rights included in and to the Product infringes a valid registered patent; (b) Customer gives Seller reasonably prompt, detailed notice in writing of any such claims asserted; (c) Customer permits Seller sole authority through its counsel to defend and/or settle the matter; and (d) Customer reasonably cooperates and assists with such defense and/or settlement. In case the Product is, or may become, the subject of any such proceeding, Seller shall at its expense and option, either: (i) procure for Customer the right to continue to use the Product; or (ii) replace same with a non-infringing product or part; or (iii) modify same so it becomes non-infringing; or (iv) remove the infringing part of the Product and refund the purchase price of the infringing part of the Product (less depreciation for its use on a straight line basis over a period of five (5) years from the date of the applicable Purchase Order).
17.2
Notwithstanding the foregoing, in no event shall Seller be liable or otherwise responsible for any claim for infringement of intellectual property rights that relates to: (a) any Deliverable, or subset thereof, or other item which is manufactured in accordance with Customer designs; (b) any Deliverable or subset, or other item which is modified by a Party other than Seller or its subcontractors; (c) any product of a Third Party that Customer specifies or requests to be incorporated in the Deliverable; (d) the use or inclusion of any Deliverable or subset furnished by Seller in combination with other products not furnished by Seller or its subcontractors; or (e) Customer’s use of any Deliverable or subset thereof furnished by Seller based on Customer’s manufacturing or other processes. As to any such excluded Deliverables set forth in (a) through (e), or subset thereof, other item, or process, Seller assumes no liability whatsoever for intellectual property right infringement arising therefrom.
17.3
These express obligations shall be Seller’s sole obligation and Customer’s sole remedy with respect to any claims for breach or infringement of intellectual property rights relating in any way to the Deliverables.

18.
LIMITATIONS OF LIABILITY AND REMEDIES
18.1
To the extent permitted by the applicable law, in no event, whether as result of breach of contract, warranty, indemnity, negligence, duty of good faith, performance strict liability or otherwise shall:
(a)
Either Party, its Affiliates, or any of their respective officers, directors, employees, suppliers or subcontractors be liable for any indirect, special, consequential, incidental, remote damages or liabilities, including any damages or liabilities that are not reasonably foreseeable in nature, loss of profit or revenues, loss of opportunity, loss of productivity, non-operation or increased expense of operation, anticipated savings, loss of use of the product or any other deliverable or any associated equipment, damage to associated equipment or affected products, components or materials, loss of use revenue, cost of substitute products, facilities, services or replacement equipment, replacement cost of powers or utilities, wastage or damage to customer’s end products.
(b)
Seller’s liability to the Customer for any loss or damage arising out of, connected with or resulting from the Agreement, Seller’s performance or non-performance or breach of the Agreement or the Deliverables supplied under the Agreement exceed [***]. Any such liability shall terminate upon the expiration of the applicable warranty period specified in the Agreement.
18.2
Nothing in this Agreement or the applicable SOW, including this Article 18 (Limitations of Liability and Remedies) is intended to limit (a) damages associated with either Party’s gross negligence or willful misconduct (including fraud and fraudulent misrepresentation), and/or (b) Seller’s indemnity obligations set forth in Article 17 (Intellectual Property Rights Remedies and Obligations).
18.3
[***]
18.4
The remedies provided to Customer in the Agreement are Customer’s only remedies. Customer acknowledges and agrees that Seller has set its price and entered into this Agreement in reliance upon the disclaimer of warranty and the limitation of liability set forth herein, that the same reflect an acceptable allocation of risk between the Parties (including the risk that a contract remedy may fail of its essential purpose and cause consequential loss), and that the same form an essential basis of the bargain between the Parties.
19.
DISPUTE RESOLUTION
19.1
Customer and Seller agree the Parties will attempt in good faith to promptly resolve any dispute arising out of or in connection with the execution, interpretation, performance, or nonperformance of this Agreement (each, a “Dispute”), through: (a) the Parties’ respective employees primarily responsible for the project within their organization; (b) if not resolved, escalation to the Parties’ respective senior management; and (c) if not resolved under (a) or (b), the Dispute shall be resolved in accordance with Section 31.2.
19.2
Nothing in this section prevents a Party from seeking equitable relief from a court of competent jurisdiction for the protection of its confidentiality or proprietary rights.
19.3
In the event of a Dispute resulting in the filing of a lawsuit or other proceeding, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the opposing party.
20.
TERMINATION
20.1
TERMINATION BY THE CUSTOMER.

(a)
Unless otherwise set forth in this Agreement, Customer may terminate this Agreement and/or any or all SOW’s hereunder solely in the following circumstances: (1) effective immediately if Seller becomes bankrupt or insolvent; or (2) effective thirty (30) Business Days after written notice is given by Customer to Seller, if Seller materially breaches a provision of this Agreement or any SOW hereunder and does not commence to remedy or is unable to remedy such breach within such thirty (30) Business Day notice period.
(b)
In the event of such termination pursuant to Section 20.1(a), Customer shall immediately take possession of the Deliverables (in whatever state of design or manufacture they are in at such time). If such termination is due to Seller’s material breach, Customer shall also be entitled to a refund of all amounts paid to Seller under the applicable SOW less an amount representing payment for all Services and other work performed and Deliverables provided by Seller to the date of such termination based on a pro rata ratio of the purchase price to the percentage of the work completed by Seller as at the effective date of termination. Seller shall not be entitled to anticipated profit or anticipated overhead charges. Upon such payment, Customer shall have the right to the continued use of the Deliverables then delivered subject to the terms of license and confidentiality as contained herein; provided, however, in the event this Agreement and/or any SOW hereunder is terminated by Customer under Section 20.1(a), Seller will be under no obligation to finish the Deliverables that were in progress at the time of the termination or provide any warranty or to perform any further work, support or information to customer in relation to the Deliverables or otherwise.
20.2
TERMINATION BY THE SELLER
(a)
Unless otherwise set forth in this Agreement, Seller may terminate this Agreement and/or any or all SOW’s hereunder solely in the following circumstances: (1) effective immediately if Customer becomes bankrupt or insolvent; or (2) effective thirty (30) Business Days after written notice is given by Seller to Customer, if Customer materially breaches a provision of this Agreement or any SOW hereunder and does not commence to remedy or is unable to remedy such breach within such thirty (30) Business Day notice period.
(b)
In the event of such termination pursuant to Section 20.2(a) above:
(i)
Seller shall have the right to take possession of all Deliverables and related materials and components, in whatever stage of design, manufacture, production or installation they are in at such time, except such Deliverables, materials, and components which have already been delivered to and paid for in full by Customer;
(ii)
Seller will be under no obligation to finish the Deliverables or provide any warranty or any further work, support or information to customer in relation to the Deliverables or otherwise; and
(iii)
Customer shall pay Seller: (A) an amount to compensate Seller for all Services and other work performed prior to the termination based on a pro rata ratio of the purchase price to the percentage of the work completed by Seller as at the effective date of termination; (B) an amount to compensate Seller for all costs and expenses incurred in connection with the termination; and (C) an amount to compensate Seller for all liability incurred by Seller in connection with any non-cancellable commitments made to Third Parties prior to termination for equipment and other goods, services, and labor (including, without limitation, as the case may be, the actual amount of any such commitment, any cancellation or termination fees, any lost deposits and any restocking charges); plus (D) a reasonable amount for overhead and profit on the costs itemized in (B) and (C). Seller shall not be entitled to anticipated profit or anticipated overhead charges for the balance of the project.

21.
PROMOTIONAL MATERIAL

Subject to prior written consent, neither Party shall have the right to use the other Party’s name and logo, as well as photographic, videographic and descriptive depictions of the Deliverables for a Party’s promotional and marketing purposes in any media or forum.

22.
ASSIGNMENT

Neither Party shall assign the Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; [***]. This Agreement shall be binding on and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

23.
SEVERABILITY

If one or more of the provisions contained herein shall be invalid, illegal, or unenforceable in any respect, such provision or provisions shall be severed from this Agreement only to the extent necessary, and the validity, legality and enforceability of the remaining provisions hereof, including the provision or provisions remaining after such severance, shall not in any way be affected or impaired thereby.

24.
AGENCY

Seller and the Customer are independent contractors. No agency relationship or partnership exists between them, and neither of them has the right to enter into a contract on behalf of or as an agent or representative of the other. Customer expressly acknowledges and agrees that in no event shall Customer communicate directly with Seller’s subcontractors and Sellers without the prior written authorization of Seller.

25.
FORCE MAJEURE

Neither party shall be responsible for any failure to comply with or for any delay in the performance of the terms of this Agreement including, but not limited to, delays in delivery by Seller where such failure or delay is directly or indirectly caused by or in any manner arises or results from events beyond the control of the Parties sought to be charged. These events include, but shall not be restricted to, an act of God, act of a public enemy, compliance with laws, governmental acts or regulations, fire, accident, unusually severe weather, act of civil or military authority, governmental priority, strike or other labor disturbance, inability to secure necessary materials, parts or components, delay or failure of performance of any supplier or subcontractors, flood, earthquake, epidemic, war, riot, delay in transportation or car shortage (each, a “Force Majeure Event”). Each Party shall use reasonable efforts to mitigate adverse consequences in the event of such Force Majeure Event. A Party that is prevented from performing any of its obligations will promptly give notice to the other Party of the Force Majeure Event and the obligations as to which performance is prevented or delayed. Upon receipt of such notice, the Parties shall have [***] days to discuss and explore and appropriate resolution. If the Force Majeure Event continues for a period of [***] after the expiration of such thirty [***] period, [***].

26.
NOTICES
26.1
All notices required or permitted under this Agreement shall be in writing addressed as follows:

If to Seller: Comecer S.p.A.

Via Maestri del Lavoro 90,

Castel Bolognese (RA)

If to the Customer: Perspective Therapeutics, Inc.

2401 Elliott Avenue, Suite 320

Seattle, WA 98121

26.2
Seller or Customer may change their respective addresses by written notice. Notice shall be deemed given: (a) if and when personally delivered or sent by email notification to the Project Manager; (b) on the next Business Day after being deposited with a recognized and reputable overnight carrier; or (c) on the fifth (5th) Business Day after being sent by registered or certified mail, postage prepaid, addressed to the intended recipient at the address above.
27.
SURVIVAL

The terms, provisions, representations, and warranties contained in this Agreement which by their nature and context are intended to survive the performance thereof by either Party or both Parties hereunder shall so survive the completion of performance, expiration or termination of this Agreement.

28.
PROJECT MANAGEMENT
28.1
The Parties hereby agree that the production activities of all Products subject to this Agreement will be under the day-to-day supervision of each Party’s nominated project manager (each a “Project Manager”). Each Project Manager will oversee all scientific and technical components of the Services and Deliverables within its own organization and will maintain communication with the other Party in connection therewith. Each Party will timely notify the other Party of the replacement of its respective Project Manager for any reason.
28.2
The Parties will nominate a Steering Committee (the “Steering Committee”), consisting of an equal number of employees of each Party, including the Project Manager and other functional leaders from areas executing the Project with experience in the development and production of the Product and be of seniority and experience appropriate for participation therein, considering the functions, responsibilities, and authority of the Steering Committee as further set forth below. The purpose of the Steering Committee is to provide high-level oversight as to all the scientific, technical, business and timing components of the Services and Deliverables including but not limited to reporting on the progress of the manufacturing of the Products, the Production Timeline(s), the readiness of the Installation Sites and any changes or modifications that are deemed appropriate and necessary (the “Purpose”).
28.3
The decisions of the Steering Committee with respect to the Purpose will be made as set forth in this Section 28.3 and will be final. Subject to the provisions set forth in this Section 28.3, all decisions of the Steering Committee will be made by written consent, with Customer and Seller and Customer each having, collectively among its respective members, one vote in all decisions, these decisions to be documented in the meeting minutes. The Steering Committee will use commercially reasonable efforts to resolve the matters within its roles and functions or otherwise referred to it with due regard to the obligations of the Parties under this Agreement. If the Steering Committee cannot reach consensus on a matter within [***] Business Days (or for a longer time as mutually agreed by the Parties) after the matter has been presented to the Steering Committee, then the matter will be resolved in accordance with the provisions in Article 19 (Dispute Resolution), and none of the Parties will have any final decision-making authority for the dispute.
28.4
Seller will permit up to two Customer Representatives so authorized by Customer, under appropriate confidentiality provisions acceptable to Seller, and subject a prior adequate written notice below, to visit Seller’s facilities, during regular business hours, where the production of the Product is being conducted to evaluate the progress of the work, unless the visit would conflict with a visit by another Customer or an inspection by or for another Customer or by a Regulatory Authority. Unless otherwise agreed, these visits will only be made upon [***] written notice to Seller by Customer. Customer Representatives will always, while on site at Seller Facilities, comply with Seller’s then current policies for safety, health, and environment.
28.5
Pursuant to Article 26 (Notices), the Parties may use electronic mail to communicate during the production of the Product. The Parties will use reasonable measures to ensure the confidentiality of information so communicated.
28.6
Seller will, throughout the execution of the SOWs, use its commercially reasonable efforts to maintain adequate resources (including suitable equipment and facilities and qualified, trained, and experienced staff) to provide the Services and Deliverables as currently planned and as may be modified by agreement between the Parties.
29.
INSURANCE.

Each of the Parties shall procure and maintain, at its sole expense, (a) general liability covering property damage including products liability, bodily injury, and personal injury of [***] per occurrence with a [***]/ [***], (c) Property Damage of [***], (d) Product Liability of [***], and (e) Workers Compensation in accordance with applicable legislation and/or Employer Liability of [***]. The minimum policy limits shall not be construed as a limitation of liability under this Agreement. Each Party shall promptly notify the other Party of any change, cancellation, or non-renewal of the insurance. Upon request from the other Party, each Party shall furnish a certificate of insurance evidencing that such insurance coverage is in effect, and shall add the other Party as an additional insured.

30.
TRADE COMPLIANCE

30.1 The Parties acknowledge that the exportation of materials, products, services and related technical data (and the re-export from elsewhere of items or services originating in a particular country) may be subject to compliance with relevant export and/or sanctions laws, including laws which restrict export, transit, re-export and release and use of materials, services, products, their related technical data, their customers, and end users, if any (“Export Control Laws”). The Parties agree to comply with all applicable Export Control Laws and to commit no act that, directly or indirectly, in whole or in part, would violate any law, regulation or any other international treaty relating to Export Control Laws to which the European Union, United States or Canada adheres or with which the European Union, United States or Canada complies. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to meet its obligations under this Agreement in any way that is inconsistent or non-compliant or expose the other Party to punitive measure in accordance with Export Control Laws applicable to it or its Affiliates. In this event the Seller shall, as soon as reasonably practicable give written notice to the Customer of its inability to perform its obligations hereunder, indicating the details of the non-compliance with, violation of, or inconsistency with Export Control Laws.

30.1
Once such notice has been given, the Seller may, at its sole option:
(a)
suspend its obligations hereunder in full or in part, at its option and without any liability to the Customer, until it determines that it can lawfully perform such obligations in accordance with Export Control Laws; provided, however, Seller shall use its best efforts to pursue a license or permit from competent authorities that would authorize performance of its obligations under this Agreement in compliance with applicable Export Control Laws;

(b)
enter into an alternate agreement with the Customer that is compliant with Export Control Laws, to be implemented at Customer’s cost, subsequent to which the Seller will resume performance of its obligations hereunder provided such performance continues to comply with Export Control Laws; or
(c)
terminate this Agreement, to the extent permissible under applicable Export Control Laws, without any liability to the Customer, in which event it shall have no obligation to refund any advance payments that may have been received pursuant to this Agreement.

30.3 The Parties certify and warrant as follows:

(d)
Neither Party is a citizen, national, permanent resident of, or an entity incorporated or organized to do business in a country, (and is not under the control of a government) which is subject to economic sanctions or embargoes imposed by any of the European Union, United Nations, United States and Canadian governments, or to any other destination to which any of the European Union, United Nations, United States and Canadian governments may in the future prohibit exports. Customer will not sell, re-sell, export, re-export or cause to be exported items or any technology or software, directly or indirectly to any of the above-mentioned countries or to citizens, entities, nationals, or permanent residents of those countries. Seller shall not provide to Customer any items or services that originate from the above-mentioned countries or from Third-Parties targeted by Export Control Laws such that the Customer is not authorized to accept such items or services under Export Control Laws applicable to the Customer.
(e)
Neither Party is: (i) listed on any of OFAC’s list of Specially Designated Nationals; (ii) owned at least fifty percent (50%) by any Third-Parties designated on the Specially Designated Nationals (“SDN”) List maintained and administered by OFAC; (ii) owned at least thirty-three percent (33%) in the aggregate by one or more parties designated on the Sectoral Sanctions Identifications List (“SSIL”) maintained by OFAC or parties having ownership of a majority of the voting interests; (iii) designated on the U.S. Department of Commerce’s Table of Denial Orders or Entity List or Unverified List or Blocked Persons list ; or (iv) designated on any other lists of prohibited, restricted, sanctioned, or debarred parties maintained by the U.S. Government on the Consolidated Screening List, or by any foreign government, or international organization.
(f)
Customer is eligible to receive, and Seller is eligible to provide, exports of the Deliverables. Neither Party has been deemed by the European Union, United States or Canadian government to be ineligible to make or receive exports and, in particular, is not listed on any designated persons listed under the various special economic measures regulations published by any of the United Nations, United States, European Union and Canada, and is not included, directly or indirectly, in any executive order issued by the President of the United States. Customer will not sell, or otherwise re-export items, directly or indirectly to any ineligible persons as per the section above or otherwise delivered the Deliverables to a vessel designated on the SDN list or to a vessel located or operating in the territorial waters of Cuba, Iran, North Korea, or Syria. Seller will not use any such sanctioned vessels, routes or Third-Parties to deliver the Deliverables to the Customer, and Seller confirms that none of the Deliverables originate, in whole or in part, from Cuba, Iran, N. Korea, Syria, or the sanctioned regions in Eastern Ukraine (Crimea, Donetsk People’s Republic or Luhansk People’s Republic regions).
(g)
Customer will not use the Deliverables and will not enable the Deliverables to be used for any purposes prohibited by any of the European Union, United Nations, United States and Canadian Export Control Laws, including, without limitation, (i) the development, design, manufacture or production of nuclear, missile, chemical and biological weapons and technology, or other defense articles and/or defense services as defined in the US Munitions List pursuant to the Arms Export Control Act [22 U.S.C. 2778 (a)] or the Canadian Export Control List pursuant to the Defense

Production Act , R.S.C., 1985, c. D-1, (ii) the development, design, manufacture or production of military or nuclear explosive applications, in civil nuclear activities is facilities not covered by safeguard clause A.I.E.A. (International Agency for Atomic Energy) or in applications related to development and/or production of chemical weapons and weapons of mass destruction and missiles that can be used as such weapon carriers, (iii) the support of the exploration or production for deepwater (depths of more than 500 feet), Arctic offshore, or shale projects that have the potential to produce oil or gas in the Russian Federation, or in any maritime area claimed by the Russian Federation and extending from its whole territory, the support of the potential production of oil in any location in the world in which, a party designated on the SSIL, their property, or their interests in property has (A) a thirty-three percent (33%) or more ownership interest; or (B) ownership of a majority of the voting interests. Should Customer be unable to determinate if the Deliverables, software, or technologies will be used, directly or indirectly, to support the exploration or production of deepwater (greater than 500 feet), Arctic offshore, or shale projects that have the potential to produce oil or gas in the Russian Federation, or in any maritime area claimed by the Russian Federation and extending from its whole territories, the Customer shall not deliver or allow the Deliverables to be used without prior written approval from Seller and obtaining all required license(s) from the U.S. Government, and has provided Seller with a complete copy of all valid licenses obtained and, in writing, the date the Seller products were shipped to the end-user(s) or put to use by the end-user(s).
(h)
Unless otherwise set forth in a SOW, Customer shall be the importer of record, and shall be responsible for obtaining all import licenses and permits as may be required to import the Deliverables into such countries as are subject to this Agreement in accordance with the prevailing laws and regulations of such countries. All such filings and registrations of the Deliverables shall be in Customer’s name. Seller shall provide reasonable cooperation to Customer in its efforts to obtain any such approvals.
(i)
Customer agrees to keep records of its import declaration and all related customs documentation for a minimum of five (5) years or such period as required by applicable law, and shall make those records available to Seller upon request.
(j)
[***]
31.
GOVERNING LAW
31.1
The validity, interpretation, and performance of this Agreement and any SOW hereunder shall be governed by and construed in accordance with laws of [***], excluding its conflicts of laws principles. The provisions of: (a) the United Nations Convention on Contracts for the International Sale of Goods; (b) the Uniform Commercial Code; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods; and (d) the Protocol Amending the 1974 Convention done at Vienna April 11, 1980, shall not apply to this Agreement, nor any SOW hereunder, nor to the rights and obligations of the Customer and Seller under this Agreement or any SOW hereunder.
31.2
[***] in accordance with Article 19 (Dispute Resolution).
32.
DATA PROTECTION.
32.1
The Parties as autonomous data controllers, agree and commit themselves to process any personal data acquired during the execution of any purchase orders in compliance with the provisions of the General Data Protection Regulation EU no. 2016/679 (hereinafter, also “GDPR”) and with all laws and measures on the subject of personal data protection applicable from time to time (hereinafter, collectively “Data Protection Laws”). The Customer is aware that the supply of any Deliverable is subject to the Seller collecting personal data from the Customer when the processing of such data is a prerequisite for conducting the business relationship or fulfilling legal obligations. The Customer personal data may be processed, saved and archived by the Seller, and shared with Third Parties, in the context of fulfilling a contract and legal obligations as well as achieving a legal and legitimate aim pursued by the Seller or by the Third Party to which the data will be disclosed, in particular in relation to the management of client records, the management of agreements, the provision of services, the management of the business relationship, statistical research, the management of disputes and debt recovery, and payment for services. The Customer hereby represents and warrants to have received from the Seller a proper information notice pursuant to the provisions of the art. 13 – 14 GDPR and it undertakes to provide its “contact personnel” with the aforementioned information notice. The Parties acknowledge that, in the cases provided for by Art. 44 of the GDPR, the transfer of personal data shall take place in accordance with the provisions of Article 45 et seq. of GDPR. Personal data disclosed by the Customer may be used by the Seller for the purposes of direct marketing (sales campaigns, personalized advertising, etc.) in order to inform the Customer about its activities, products and services, provided that the Customer provides its consents to the processing of its personal data for profiling or direct marketing, in accordance with the provisions set forth in articles 21 and 22 of the GDPR.
33.
MODEL 231/CODE OF CONDUCT.

Customer is aware that Seller has adopted an organizational, management and control model (“Organizational Model”) and a code of conduct (“Code of Conduct”) pursuant to Legislative Decree 231/2001 (“Italian Corporate Criminal Act”). The Italian Corporate Criminal Act has introduced a specific liability of the Italian companies for crimes in compliance with the provisions of certain international conventions, including the Convention of the protection of the European Communities financial interests (dated July 26, 1995), the Convention against corruption involving officials of the European Communities or officials of Member States of the European Union (dated May 26, 1997) and the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (date December 17, 1997).

In particular, Customer is aware that the Organizational Model of Seller provides, inter alia, for a set of rules and practices to be followed in order to avoid the commission of the crimes listed in the Italian Corporate Criminal Act.

Customer acknowledges to have received, read and understood the content of the Organizational Model of Seller. Furthermore, Customer agrees to, and undertakes that any of its employees shall, comply with the provisions, rules and practices of the Seller Code of Conduct and the Organizational Model and to avoid any commission or attempt of commission of any illicit conduct and/or crimes (as referred to in the Italian Corporate Criminal Act). In case of any breach or violation of this section by Customer or its employees, Seller may (without limitation to any other right it may have) and notwithstanding any other provision of the Agreement to the contrary, immediately terminate the Agreement, in whole or in part, by written notice.

34.
ENTIRE AGREEMENT
34.1
Each Party acknowledges that this Agreement (which includes any exhibits and attachments hereto, and any other documents incorporated herein by express reference), together with any and all applicable SOWs, and Purchase Orders, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous and contemporaneous communications.
34.2
This Agreement, and any applicable SOW hereunder, may only be changed by written agreement executed by authorized representatives of both Customer and Seller. No consent or waiver, express or implied, by a Party with respect to any breach by the other Party in the performance or observance of any term or condition of this Agreement operates as a consent or waiver with respect to any other breach or continuing breach. Failure on the part of a Party to complain of any breach by the other Party in the performance or observance of any term or condition of this Agreement, irrespective of how long the breach continues, does not constitute a waiver of rights under this Agreement.
35.
COUNTERPARTS AND APPENDIXES
35.1
This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All of these counterparts will for all purposes constitute one agreement, binding on the Parties, notwithstanding that all parties are not signatories to the same counterpart. A faxed copy, photocopy, or electronic copy of this Agreement executed by a Party in a counterpart or otherwise will constitute a properly executed, delivered and binding agreement or counterpart of the executing party.
35.2
Appendix A and Appendix B are an integral and substantial part of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Comecer S.p.A. ______________________________________ By: [***] Title: [***] Date:_________________________________	Perspective Therapeutics Inc ____________________________________ By: [***] Title: [***] Date:________________________________

APPENDIX A – AFFILIATES

[***]

APPENDIX B - TEMPLATE SOW

STATEMENT OF WORK PURSUANT

TO MASTER EQUIPMENT AND SERVICES AGREEMENT

This Statement of Work (“SOW”) dated effective _________ entered into by XXXX (or a XXXX Affiliate) and Comecer XXXXX (or a Comecer Affiliate) pursuant to the Master Equipment and Services Agreement dated effective XXXX (“MESA”).

As contemplated in the MESA, XXXXXXX (or a XXXXXXX Affiliate) desires Comecer XXXXX (or a Comecer Affiliate) to provide the Product, Services, and Deliverables described in this SOW, subject to the terms and conditions of the MESA. All capitalized terms that are undefined in this SOW shall have the same definition as set forth in the MESA.

Description of Product:

Description of Services:

Description of Other Deliverables:

Comecer Proposal:

Specifications (if other than as stated in Proposal):

Installation Site:

Purchase Price:

Payment Milestones and Percentages:

Shipment Lead Time:

Documentation (if other than as stated in Proposal):

Shipment Term:

Additional details:

Delivery:

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this SOW to be executed by their duly authorized representatives.

XXXXXX (or XXXXXX AFFILIATE)

By:

Name:

Title:

Date:

Comecer XXXXX (or Comecer AFFILIATE)

By:

Name:

Title:

Date: